SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)          May 22, 1998



                      BANYAN STRATEGIC REALTY TRUST
         (Exact name of Registrant as specified in its charter)


  Massachusetts                  0-15465                 36-3375345
(State of or other          (Commission File         (I.R.S. Employer
  jurisdiction of                Number)               Identification
  incorporation)                                          Number)




150 South Wacker Drive, Suite 2900, Chicago, IL             60606
(Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code      (312) 553-9800


This document consists of 4 pages.




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ITEM 5.    OTHER INFORMATION.

      On July 6, 1998, the Trust issued a Press Release, a copy of which is attached hereto as Exhibit 99.14 and is incorporated herein by reference.

      On June 26, 1998, the Trust amended (for the second time) the Convertible Term Loan Agreement (the "Loan Agreement") dated as of October 10, 1997, previously amended as of March 30, 1998, between the Trust and the group of lenders that, on October 14, 1997, committed to loan the Trust up to $20 million and simultaneously purchased approximately 2.2 million shares of beneficial interest of the Trust. Pursuant to the second amendment, the Loan Agreement was modified to extend the entire $20 million unsecured loan commitment until October 14, 1998. Prior to the second amendment, the first $10 million of the loan commitment was scheduled to expire on June 30, 1998.

      On June 22, 1998 and May 22, 1998 various wholly owned subsidiaries of Banyan Strategic Realty Trust and two joint ventures consisting of subsidiaries of the Trust and an unaffiliated partner entered into three loan agreements with Nomura Asset Capital Corporation ("Nomura"). The Pool A Loan was in the amount of $38.3 million and was funded on June 5, 1998. The Pool B Loan, discussed below, was in the amount of $7.7 million and was funded on June 5, 1998. The Pool C Loan was in the amount of $7.65 million and was funded on June 30, 1998.

      The Pool A Loan matures on June 11, 2028 and the Pool C Loan matures on July 11, 2028. Both loans are payable in monthly installments of principal and interest based on a 315-month amortization schedule. The interest rate is equal to 6.95% for the first 10 years of each loan. The borrowers have an option to prepay both loans on June 11, 2008 (the "Optional Prepayment Date"). The Pool A Loan, in the amount of $38.3 million, is secured by cross-collateralized first mortgages on the Trust's Colonial Penn Building, Phoenix Business Center, Newtown Business Center, Southlake Corporate Center, Technology Center, Airways Plaza Office Center, Peachtree Pointe Office Park, Avalon Center Office Park, Sand Lake Technology Center, Metric Plaza, Park Center, and University Corporate Center, The Pool C loan, in the amount of $7.65 million, is secured by cross-collateralized first mortgages on the Trust's Milwaukee Industrial Portfolio and Elmhurst Metro Court. These projects are jointly owned by subsidiaries of the Trust and affiliates of Morgan Realty Partners. During the period beginning three years after the loan closing through the Optional Prepayment Date, the borrowers have the ability to substitute different properties as collateral under each loan as long as the loan amount relative to all properties replaced does not exceed fifty percent of the total loan amount and certain other conditions are satisfied.

      Also on May 22, 1998, two wholly owned subsidiaries of Banyan Strategic Realty Trust, BSRT Lexington B Corp. and BSRT Lexington Trust (the "Lexington Borrowers") entered into a loan agreement with Nomura (the "Pool B Loan"). The Pool B Loan, in the amount of $7.7 million, was funded on June 5, 1998 and is secured by a first mortgage on the Trust's Lexington Business Center. The interest rate is equal to 7.07% for the first 11 years of the loan. The Lexington Borrowers will pay interest only on a monthly basis through July 11, 1999. At that time, Nomura will have the ability to restate the loan amount based on the property's projected net operating income for one year following that date. If the debt service coverage ratio is below 1.65 to 1 based on the Lexington Business Center's net operating income, Nomura can require the Lexington Borrowers either to repay a portion of the loan or to add additional collateral so that the aforementioned debt service coverage requirement will be achieved prospectively. Subsequent to July 11, 1999, the Lexington Borrowers will make monthly principal and interest payments, based on a 315-month amortization schedule through and including the maturity date (June 11, 2028). The Lexington Borrowers have an option to repay the loan on June 11, 2009.

      The Trust used the proceeds of the loans to repay the amounts outstanding under the Nomura line of credit and the American National Bank Line of Credit of $23.25 million and $20.65, respectively. The Trust also repaid the loans secured by the Milwaukee Industrial Portfolio and the Elmhurst Metro Court in the amounts of $3.5 million and $3.8 million, respectively. The balance of the proceeds was utilized to pay transaction related costs and for general operating reserves.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

      (a)  Financial Statements. Not applicable

      (b)  Pro Forma Financial Information.  Not applicable.

      (c)  Exhibits

           EXHIBIT NUMBER              DESCRIPTION

           Exhibit (10) (viii)         Second Amendment to Convertible
Term Loan Agreement dated as of June 26, 1998 made by and among Banyan Strategic Realty Trust and the Entities listed therein, as Lenders.

           Exhibit (10) (xii)          Loan Agreement dated May 22, 1998
among
                                       BSRT Fountain Square L.L.C.,
                                       BSRT Phoenix Business Park L.L.C.,
                                       BSRT Newtown Trust,
                                       BSRT Southlake L.L.C.,
                                       BSRT Technology Center L.L.C.,
                                       BSRT Airways Plaza L.L.C.,
                                       BSRT Peachtree Pointe L.L.C.,
                                       BSRT Avalon Center L.L.C.,
                                       BSRT Sand Lake Tech Center L.L.C.,
                                       BSRT Park Center L.L.C.,
                                       BSRT Metric Park L.L.C., and
                                       BSRT University Corporate Center
L.L.C., as Borrower, and Nomura Asset Capital Corporation as Lender.

           Exhibit (10) (xiii)         Loan Agreement dated May 22, 1998
between BSRT Lexington B Corp. and BSRT Lexington Trust, as Borrower and Nomura Asset Capital Corporation as Lender.

           Exhibit (10) (xiv)          Loan Agreement dated June 22, 1998
between Banyan/Morgan Wisconsin L.L.C., as Borrower and Banyan/Morgan Elmhurst L.L.C., as Lender and Nomura Asset Capital Corporation, as Borrower.

           Exhibit 99 (14)             Press Release dated July 6, 1998.


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                               SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  July 6, 1998                     BANYAN STRATEGIC REALTY TRUST
                                        (Registrant)




                                  By:   /s/ Joel L. Teglia
                                        Vice President,
                                        Chief Financial and
                                        Accounting Officer